UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Harleysville National Corporation

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THE FOLLOWING LETTER WAS MAILED TO ALL HARLEYSVILLE NATIONAL CORPORATION SHAREHOLDERS ON OR ABOUT MONDAY, AUGUST 24, 2009.

483 Main Street

Harleysville, PA 19438

August 20, 2009

Dear Shareholder:

On August 18, 2009, Harleysville National Corporation announced in a Form 8-K filing with the Securities and Exchange Commission that its Board of Directors suspended payment of the regular quarterly cash dividend of one-cent per share on its common shares beginning with the dividend for the third quarter of 2009, which would have been payable in September 2009. In addition, effective April 29, 2009, Harleysville National Corporation suspended its Dividend Reinvestment and Stock Purchase Plan.

We have spoken with many of you, and we understand that dividends are important to you. We understand that our recent decision to reduce dividends, and now, to suspend dividends, presents a financial hardship for many of you. This difficult decision was made by the Board to conserve capital, to provide an additional buffer against ongoing economic pressures and as a measure to increase our regulatory capital ratios given continued pressure on our commercial and residential real estate loan portfolio.

This fall, you will receive a proxy statement outlining the rationale for the merger with First Niagara Financial Group, Inc. The Board of Directors voted unanimously and will be asking you to vote in favor of the transaction.

We believe the merger represents the best possible route to restoring dividends as First Niagara has paid quarterly dividends for more than 10 years – every quarter since it went public. In fact, since August of 2007, it has paid a $0.14 per share quarterly dividend. First Niagara has been able to maintain dividends throughout the recession and in the toughest financial services industry operating environment in generations. Of course, we cannot assure you that the payment of dividends by First Niagara will continue, or will continue at the same level, in future periods.

In addition, compared to other alternatives we evaluated, we believed that the merger was the best strategic option for shareholders because, among other factors, it provided a 37.5% premium over our closing price on the day prior to announcement of the merger. With continued appreciation of First Niagara shares, the premium has now grown to 56% as of this writing.

We also believe that this merger is the best path forward for all of our constituents. In addition to our shareholders, it benefits customers and the community. Together with First Niagara, Harleysville is transformed into a $20 billion regional community bank with a more significant geographic presence, strong financial condition, and broader array of products and services. The combination retains more jobs within our footprint than other alternatives we evaluated while maintaining our heritage of commitment to the community. We look forward to providing you with additional information about the merger in the weeks to come.

We want all shareholders to know that the decision to suspend dividends was not taken lightly. Ultimately, the Board had to make a difficult decision in the face of continued economic pressures as a measure to increase our regulatory capital ratios.

We thank you for your patience and, as always, we are more than willing to speak with you personally regarding this or any other concerns you may have.

Sincerely,

Paul D. Geraghty

President and CEO

Harleysville National Corporation

Forward Looking Statements

Except for historical information, all other information in this letter consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made to differ include that the transaction is subject to a number of conditions and approvals. Other important factors are discussed under the caption “Forward-Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2008 and in subsequent filings made prior to or after the date hereof.

The proposed merger transaction involving Harleysville National Corporation and First Niagara Financial Group, Inc. will be submitted to Harleysville National Corporation’s shareholders for their consideration. Shareholders are encouraged to read the proxy statement/prospectus regarding the proposed transaction when it becomes available because it will contain important information. Shareholders will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Harleysville National Corporation and First Niagara Financial Group, Inc., without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, when available, without charge, by directing a request to Harleysville National Corporation, Attn: Shareholder Services, 483 Main Street, P.O. Box 195, Harleysville, PA 19438-0195, (215) 256-8851 or (800) 423-3955

Harleysville National Corporation, First Niagara Financial Group, Inc., their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Harleysville National Corporation’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the Securities and Exchange Commission on March 13, 2009, and its notice of annual meeting and proxy statement for its most recent annual meeting, which was filed with the Securities and Exchange Commission on March 24, 2009. Information regarding First Niagara Financial Group, Inc.’s directors and executive officers is available in First Niagara Financial Group, Inc.’s proxy statement for its most recent annual meeting, which was filed with the Securities and Exchange Commission on March 24, 2009. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

The proposed transaction is subject to regulatory approval.